The information in this preliminary pricing supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
File No. 333-148054

Preliminary Pricing Supplement, subject to completion, dated June 21, 2010

PRICING SUPPLEMENT dated June   , 2010
(to prospectus dated May 16, 2008 and
prospectus supplement dated January 25, 2010)

US$

Senior Medium-Term Notes, Series A
% Senior Notes due

This is an offering of US$      aggregate principal amount of our     % Senior Notes due          , which we refer to as the “Notes.” The Notes will mature on          ,      . We will pay interest on the Notes on each           and          , commencing          , 2010.

We may, at our option, redeem the Notes in whole or in part, at any time or from time to time, in principal amounts of US$2,000 or any integral multiple of US$1,000 in excess thereof at the redemption price determined as set forth below under “Specific Terms of the Notes — Optional Redemption,” plus accrued and unpaid interest to but excluding the date of redemption. In addition, we may redeem the Notes in whole at any time upon the occurrence of certain events pertaining to Canadian taxation at 100% of their principal amount, plus accrued and unpaid interest to but excluding the date of redemption. See “Specific Terms of the Notes — Tax Redemption.”

The Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness. The Notes will be issued only in registered book-entry form, in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

Investing in the Notes involves risks, including those described in the “Risk Factors” section beginning on page S-1 of the accompanying prospectus supplement and those described in management’s discussion and analysis included in our Annual Report on Form 40-F for the year ended October 31, 2009, which is incorporated by reference in the prospectus, dated May 16, 2008, as supplemented by the prospectus supplement, dated January 25, 2010, and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.

The Notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

	Price to	Underwriting	Proceeds to
	Public(1)	Commission	Bank of Montreal

Per Note	%	%	%
Total	US$	US$	US$

(1)	Plus accrued interest, if any, from , 2010, if settlement occurs after that date.

The underwriters expect to deliver the Notes through the book-entry delivery system of The Depository Trust Company on or about          , 2010 (which is five business days after the date of this pricing supplement).

Morgan Stanley
Barclays Capital
BMO Capital Markets
BofA Merrill Lynch

The date of this pricing supplement is          , 2010

Pricing Supplement

Prospectus Supplement

Prospectus

You should rely only on the information contained in this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus. This pricing supplement is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is only current as of its date.

SPECIFIC TERMS OF THE NOTES

The Notes are part of a series of our senior debt securities called Senior Medium-Term Notes, Series A, and therefore, this pricing supplement, dated          , 2010 (this “pricing supplement”), should be read together with the accompanying prospectus supplement, dated January 25, 2010 (the “accompanying prospectus supplement”). This pricing supplement and the accompanying prospectus supplement also should be read together with the accompanying prospectus, dated May 16, 2008 (the “accompanying prospectus”). Terms used but not defined in this pricing supplement have the meanings given them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise.

General

The US$      aggregate principal amount of     % Senior Notes due           (the “Notes”) are part of a series of senior debt securities referred to as “Senior Medium-Term Notes, Series A” that we may issue from time to time under the senior indenture, dated January 25, 2010, between Bank of Montreal and Wells Fargo Bank, National Association, as trustee (the “trustee”). The Notes will constitute our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsubordinated, unsecured indebtedness. The Notes will not be listed on any securities exchange.

The Notes will be issued in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof. Upon issuance, the Notes will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, The Depository Trust Company, as depositary.

Please note that the information about the price to the public and the net proceeds to Bank of Montreal on the front cover of this pricing supplement relates only to the initial sale of Notes. If you have purchased the Notes in a market making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

In this section, references to “holders” mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled “Description of the Notes We May Offer — Legal Ownership” in the accompanying prospectus supplement and “Description of the Debt Securities We May Offer — Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

Stated Maturity

The Notes will mature on          ,           if not previously redeemed or otherwise declared to be due and payable.

Interest

The Notes will bear interest from and including          , 2010 at a rate of     % per year. We will pay interest in arrears on           and           of each year, beginning          , 2010 (each, an “Interest Payment Date”), and on the maturity date. Interest will be payable on each Interest Payment Date to the persons in whose name the Notes are registered at the close of business on the preceding           or          , whether or not a business day. However, we will pay interest on the maturity date to the same persons to whom the principal will be payable. If any Interest Payment Date or the maturity date falls on a day that is not a business day, we will postpone the making of such interest payment to the next succeeding business day (and no interest will be paid in respect of the delay).

Interest on the Notes will accrue from and including          , 2010 to but excluding the first Interest Payment Date and then from and including each Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date or the maturity date, as the case may be.

Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Payment of Additional Amounts

All payments made by Bank of Montreal under or with respect to the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereafter “Canadian taxes”), unless Bank of Montreal is required to withhold or deduct Canadian taxes by law or by the interpretation or administration thereof. If Bank of Montreal is so required to withhold or deduct any amount for or on account of Canadian taxes from any payment made under or with respect to the Notes, we will pay to each holder of Notes as additional interest such additional amounts (“additional amounts”) as may be necessary so that the net amount received by each such holder after such withholding or deduction (and after deducting any Canadian taxes on such additional amounts) will not be less than the amount such holder would have received if such Canadian taxes had not been withheld or deducted, except as described below. However, no additional amounts will be payable with respect to a payment made to a holder (such holder, an “excluded holder”) in respect of the beneficial owner thereof:

•	with which Bank of Montreal does not deal at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of the making of such payment;

•	which is subject to such Canadian taxes by reason of the holder being a resident, domiciliary or national of, engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of the Notes or the receipt of payments thereunder;

•	which is subject to such Canadian taxes by reason of the holder’s failure to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian taxes (provided that Bank of Montreal advises the trustee and the holders of the Notes then outstanding of any change in such requirements);

•	with respect to any Note presented for payment more than 30 days after the later of (i) the date payment is due and (ii) the date on which funds are made available for payment, except to the extent that the holder thereof would have been entitled to such additional amounts on presenting same for payment on or before such thirtieth day;

•	with respect to any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge; or

•	which is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that the Canadian taxes would not have been imposed on such payment had such holder been the sole beneficial owner of such Notes.

Bank of Montreal will also:

•	make such withholding or deduction; and

•	remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

Bank of Montreal will furnish to the registered holders of the Notes, within 60 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment.

In any event, no additional amounts will be payable under the provisions described above in respect of any Note in excess of the additional amounts which would be required if, at all relevant times, the holder of such Note were a resident of the United States for purposes of, and was entitled to the benefits of the Canada-U.S. Income Tax Convention (1980), as amended, including any protocols thereto. As a result of the limitation on the payment of additional amounts discussed in the preceding sentence, the additional amounts received by certain holders of Notes may be less than the amount of Canadian taxes withheld or deducted and, accordingly, the net amount received by such holders of Notes will be less than the amount such holders would have received had there been no such withholding or deduction in respect of Canadian taxes.

Wherever in the senior indenture governing the terms of the Notes there is mentioned, in any context, the payment of principal, or any premium or interest or any other amount payable under or with respect to a Note, such mention shall be deemed to include mention of the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable in respect thereof.

In the event of the occurrence of any transaction or event resulting in a successor to Bank of Montreal, all references to Canada in the preceding paragraphs of this subsection shall be deemed to be references to the jurisdiction of organization of the successor entity.

Optional Redemption

Bank of Montreal may, at its option, redeem the Notes in whole or in part, at any time or from time to time, in principal amounts of US$2,000 or any integral multiple of US$1,000 in excess thereof, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of the payments of interest accrued as of the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus basis points;

plus, in either case, accrued and unpaid interest on the principal amount of Notes being redeemed to but excluding the date of redemption.

Bank of Montreal will mail notice of any redemption not more than 60 nor less than 30 calendar days prior to the date fixed for redemption and such notice will specify, among other things, the date fixed for redemption and the redemption price.

If at any time Bank of Montreal redeems less than all the Notes, not more than 60 days prior to the redemption date, the trustee will select the particular Notes to be redeemed by such method as the trustee deems fair and appropriate. Unless there is a default in payment of the redemption amount, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

In connection with such optional redemption, the following defined terms apply:

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated (on a day count basis) maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations so received.

“Quotation Agent” means one of the Reference Treasury Dealers, which is appointed by the trustee as directed by Bank of Montreal.

“Reference Treasury Dealer” means (1) each of Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Barclays Capital Inc. and BMO Capital Markets Corp. and their respective successors or affiliates; provided, however, that if such entity or its successor or affiliate is not or shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), Bank of Montreal shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer, and (2) any other Primary Treasury Dealers selected by Bank of Montreal.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. (New York time) on the third business day preceding such redemption date.

Tax Redemption

Bank of Montreal (or its successor) may redeem the Notes, in whole but not in part, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to but excluding the date fixed for redemption, upon the giving of a notice as described below, if:

•	as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of any successor to Bank of Montreal) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced and becomes effective on or after the date of this pricing supplement (or, in the case of a successor to Bank of Montreal, after the date of succession), and which in the written opinion to Bank of Montreal (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in Bank of Montreal (or its successor) becoming obligated to pay, on the next succeeding date on which payment under the Notes is due, additional amounts with respect to the Notes as described above “Payment of Additional Amounts;” or

•	on or after the date of this pricing supplement (or, in the case of a successor to Bank of Montreal, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to Bank of Montreal) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to Bank of Montreal (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to Bank of Montreal (or its successor) of legal counsel of recognized standing, will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in Bank of Montreal (or its successor) becoming obligated to pay, on the next succeeding date on which payment under the Notes is due, additional amounts with respect to the Notes;

and, in any such case, Bank of Montreal (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor) (which, for greater certainty, does not include substitution of the obligor under the Notes).

In the event Bank of Montreal elects to redeem the Notes pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the trustee a certificate, signed by an authorized officer, stating (i) that Bank of Montreal is entitled to redeem such Notes pursuant to their terms and (ii) the principal amount of the Notes to be redeemed.

Notice of intention to redeem such Notes will be given to holders of the Notes not more than 60 nor less than 30 calendar days prior to the date fixed for redemption and such notice will specify, among other things, the date fixed for redemption and the redemption price.

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences, under the tax laws of the country of which they are a resident for tax purposes and the tax laws of Canada and the United States, of acquiring, holding and disposing of the Notes and receiving payments of interest, principal or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental Canadian Tax Considerations

The principal Canadian federal income tax considerations applicable to a holder of Notes who acquires, as beneficial owner, Notes pursuant to this pricing supplement are set out in the prospectus supplement under “Certain Canadian Income Tax Considerations,” beginning on page S-28 of the prospectus supplement.

Supplemental United States Federal Income Tax Considerations

Some of the tax consequences of your investment in the Notes are summarized below, but we urge you to read the more detailed discussion in “United States Taxation,” beginning on page 28 of the accompanying prospectus.

The Notes will constitute fixed-rate debt for United States federal income tax purposes.

Information with Respect to Foreign Financial Assets.  Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as the Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. United States holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Medicare Tax.  For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its interest income and its net gains from the disposition of Notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the U.S. Internal Revenue Code (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“Similar Laws”).

The acquisition of Notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Notes are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of Notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of Notes or any interest therein will be deemed to have represented by its purchase and holding of Notes offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the Notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing Notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of Notes have exclusive responsibility for ensuring that their purchase and holding of Notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any Notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions contained in a terms agreement dated the date of this pricing supplement (the “terms agreement”), the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Barclays Capital Inc. and BMO Capital Markets Corp. are acting as representatives, have severally agreed to purchase, and Bank of Montreal has agreed to sell to each of them, severally, the principal amounts of Notes set forth below:

Principal
Underwriter	Amount of Notes

Morgan Stanley & Co. Incorporated	$
Banc of America Securities LLC
Barclays Capital Inc.
BMO Capital Markets Corp.

Total	$

The terms agreement provides that the underwriters are obligated to purchase all of the Notes if any are purchased. The terms agreement also provides that if an underwriter defaults, the offering of the Notes may be terminated.

The underwriters initially propose to offer the Notes to the public at the public offering price set forth on the cover page of this pricing supplement and may offer the Notes to certain dealers at the public offering price less a concession not in excess of     % of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of     % of the principal amount of the Notes on sales to certain dealers. After the initial offering of the Notes, the public offering price and other selling terms may from time to time be varied by the representatives.

We estimate that the total offering expenses of the Notes, excluding underwriting discounts and commissions, will be approximately $      and are payable by Bank of Montreal.

Bank of Montreal has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the underwriters may be required to make in respect of any of these liabilities.

In connection with the offering, the underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a stabilizing or covering transaction to cover short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of stabilizing, maintaining or otherwise affecting the market price of the Notes, which may be higher than it would otherwise be in the absence of such transactions. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

The Notes are a new issue of securities with no established trading market. The underwriters intend to make a market in the Notes. However, they are not obligated to do so and may discontinue market-making at any time without notice. If a trading market develops, no assurance can be given as to the liquidity of the trading market for the Notes.

In the ordinary course of business, the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, financial advisory, investment banking and general financing and banking services to Bank of Montreal and its affiliates, for which they have in the past received, and may in the future receive, customary fees.

We will use this pricing supplement in the initial sale of Notes. In addition, BMO Capital Markets Corp. may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless the underwriter or we inform you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

We expect that delivery of the Notes will be made against payment therefore on or about          , 2010, which is the fifth business day following the date of this pricing supplement (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of this pricing supplement or on the next succeeding business day will be required, by virtue of the fact that the Notes will settle on T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of this pricing supplement or on the next succeeding business day should consult their own advisor.

Conflict of Interest

BMO Capital Markets Corp. is an affiliate of Bank of Montreal, and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. BMO Capital Markets Corp. is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Selling Restrictions

The Notes are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The underwriters have represented and agreed that they have not offered, sold or delivered, and will not offer, sell or deliver, any of the Notes, directly or indirectly, or distribute this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus or any other material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof, and will not impose any obligations on Bank of Montreal except as set forth in the Terms Agreement.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any Notes may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Notes may be made (and the pricing supplement, the accompanying prospectus supplement and the accompanying prospectus distributed), at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined below) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of any Notes referred to above shall require publication of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each purchaser of Notes described in this pricing supplement located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (as amended)) in connection with the issue, offer or sale of the Notes may otherwise lawfully be communicated or caused to be communicated (each such person being referred to as a “Relevant Person”). This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus, and its contents are confidential and should not be distributed, published or reproduced (in whole or in part), disclosed or directed to any persons other than Relevant Persons. Any person who is not a Relevant Person should not act or rely on this document or any of its contents. Any investment or investment activity to which this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus relate, is available only to Relevant Persons and will be engaged only with Relevant Persons.

US$

     % Senior Notes due

Senior Medium-Term Notes, Series A

Pricing Supplement

Morgan Stanley

Barclays Capital

BMO Capital Markets
BofA Merrill Lynch